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                                                                    Exhibit 99.2

[NATIONAL WATERWORKS LOGO]

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE

              NATIONAL WATERWORKS, INC. TO SEEK BOND HOLDER CONSENT
                      TO AMEND RESTRICTED PAYMENTS COVENANT

Waco, Texas-(BUSINESS WIRE)-October 29, 2003-National Waterworks, Inc. (the "Company": NATLWW) announces a solicitation of consents (the "Consent Solicitation") of the holders of the majority in principal amount of the Company's 10.50% Senior Subordinated Notes due 2012 (the "Notes") to amend the Restricted Payments covenant of the indenture governing the Notes to permit the payment of a dividend as discussed below. Upon consummation of the Consent Solicitation, the Company intends to pay a one-time $110 million dividend to its parent company, National Waterworks Holdings, Inc. ("Holdings"), so that Holdings can pay a $110 million dividend to its stockholders. The Company plans to incur an $80 million term loan (the "New Term Loan") under its senior credit facility during the fourth quarter of 2003, and will use the proceeds, together with internally generated cash, to pay the dividend. The consummation of the Consent Solicitation is conditioned upon, among other things, the incurrence of the New Term Loan and obtaining an amendment to certain terms of the Company's existing senior credit facility.

The Company has retained Goldman, Sachs & Co., J.P. Morgan Securities Inc. and UBS Securities LLC to act as solicitation agents in connection with Consent Solicitation. If the requisite consents are obtained, the Company intends to pay each consenting holder that acted prior to the expiration of the solicitation a consent fee of $20 per $1,000 of principal amount of such holder's notes. Holders that do not consent prior to the expiration of the solicitation will not be entitled to the consent fee. The Consent Solicitation will expire at 5 p.m., New York City time, on November 12, 2003 (or any later time and date to which the consent solicitation may be extended from time to time by the Company). Questions related to the Consent Solicitation should be directed to Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, Attn: Credit Liability Management, (800) 828-3182. Requests for documents may be directed to Global Bondholders Services Corporation, the information agent for the Consent Solicitation, at 65 Broadway, Suite 704, New York, New York 10006, Attn:
Corporate Actions, (866) 873-7700.

National Waterworks distributes a full line of pipes, fittings, valves, meters, fire hydrants and other components that are used to transport clean water and wastewater between reservoirs and treatment plants and residential and commercial locations. Its products are integral to building, repairing, and maintaining waste and wastewater (sewer) systems and serve as part of the basic municipal infrastructure. Through its network of over 130

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branches in 35 states, it sells directly to municipalities and to contractors who serve municipalities and also perform residential, commercial and industrial waterworks projects. For additional information, please visit our website at www.nationalwaterworks.com.

Source: National Waterworks, Inc.

Contacts: National Waterworks, Inc.
         Thomasville, GA
         Judy Barrow, 229-227-8611
         judy.barrow@natlww.com